EXHIBIT 99.3

CONNETICS REPORTS HIGHLIGHTS OF
2005 ANALYST AND INVESTOR DAY

Company Outlines Long-Term Goals, Raises Revenue Guidance and Reviews
Robust Product Pipeline

PALO ALTO, Calif. (April 14, 2005) – At its annual Analyst and Investor Day, held this morning in New York City, Connetics Corporation (Nasdaq: CNCT) executives discussed the Company’s commercial and product development activities, including longer-term strategic initiatives and goals, and raised 2005 revenue guidance based on a three-product co-promotion agreement announced earlier today. A webcast of the event is available for 30 days at www.connetics.com.

Analyst and Investor Day highlights included:

▪	Outlining the Company’s Long-Term Goals: Connetics’ Chief Executive Officer, Thomas G. Wiggans, outlined the Company’s long-term growth goals and put them in the context of a rapidly growing medical dermatology market. “Connetics is building the premier U.S. medical dermatology company through best-in-class technology and product innovation, strong commercial capabilities, outstanding customer service and excellent execution,” said Wiggans. “This market will grow from $3.6 billion in 2000 to a projected $6 billion by 2010. We have aggressive plans to capture an increasing share of this market, and we have set a goal to achieve annual product revenues of $750 million by the end of the decade. This includes more than $500 million in annual revenues from products that we currently market or are already in our development pipeline.”

▪	Revising 2005 Revenue Guidance Upward: Connetics is now projecting 2005 total revenue will be between $195 million and $206 million, up from prior guidance of $190 million to $200 million, which represents an increase of 35% to 42% compared with 2004 total revenue. Guidance for combined SG&A and R&D expense increased to $121 million to $128 million from $116 million to $123 million. Diluted EPS for 2005 is projected to remain unchanged from previous guidance, and be in the range of $0.88 to $0.92. EPS is based on an estimated effective tax rate of 10% and does not take into account the effect of expensing stock options.

▪	Announcing a New Contract Sales Agreement: Connetics entered into an agreement with Ventiv Commercial Services Group (VCS) in which Ventiv will deploy a 50-person sales force beginning April 18th to bring OLUX®, Luxíq® and Evoclin™ to a targeted group of primary care physicians and pediatricians. The agreement provides Connetics a cost-effective means for expanding the market reach of these products.

▪	Presenting Desilux™ VersaFoam-EF Program Data: Connetics presented positive results from its Desilux-EF (desonide 0.05%) Phase II trial for atopic dermatitis. Subject to a successful Phase III trial outcome, Connetics remains on track to file a New Drug Application by the end of 2005.

▪	Discussing the VersaFoam Delivery Vehicle Platform: The Company has developed an innovative and broad platform of topical foam-based delivery vehicles, branded as VersaFoam, each of which has its own unique attributes and will address particular patient needs. The first foam formulation, VersaFoam-HF, is a hydroethanolic formulation targeted for hair and non-hair bearing areas; it is neither drying nor hydrating. The second foam formulation, VersaFoam-EF, is an emulsion formulation targeted for non-hair bearing areas; it relieves dryness by providing an elegant moisturizing barrier that does not feel greasy like an ointment or cream. The third generation foam, VersaFoam-AF is an aqueous formulation targeted for hair and non-hair bearing areas; it is ethanol-free and provides a hydrating and cooling effect when applied.

▪	Introducing Clinda/BPO VersaFoam-AF: In keeping with Connetics’ plan to build upon its acne franchise, formulation work has commenced on a benzoyl peroxide 5%, clindamycin 1% product in VersaFoam-AF™, which is the aqueous foam formulation of the Company’s proprietary VersaFoam delivery vehicle. This will be the first product developed in Connetics’ newest generation foam.

▪	Discussing Calcipotriene VersaFoam-EF Trials: Connetics anticipates commencing clinical trials in the third quarter of 2005 for this Vitamin D analog frequently prescribed as monotherapy and in combination with topical steroids to treat mild-to-moderate psoriasis.

About Guidance

Connetics’ management considered many factors and assumptions in assessing its financial guidance, including, but not limited to, current and projected prescription information; sales trend data; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization; status, timing and progression of development projects; current and projected spending levels and other risk factors discussed in Connetics’ publicly filed documents.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne, Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis and Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis. Connetics’ product formulations aim to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act including, without limitation, those relating to the Company’s goals, projected revenues and earnings, and product development plans. These statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements are also subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ended December 31, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien	Ina McGuinness or Bruce Voss
Director, Investor Relations	Lippert/Heilshorn & Associates
(650) 739-2950	(310) 691-7100
pobrien@connetics.com	imcguinness@lhai.com
Press Release Code: (CNCT-G)